Exhibit 99.1

Special Note Regarding Forward-Looking Statements
The following transcript contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are therefore entitled to the protection of the safe harbor provisions of these laws. These forward-looking statements involve risks and uncertainties, and relate to future events or our future financial or operating performance. The forward looking statements include all statements other than statements of historical fact. These statements are only predictions. Actual events or results may differ materially from those contemplated by forward-looking statements for a variety of reasons, including among others:

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difficulties we may encounter, and expenses we may incur, in our efforts to develop and implement or commercialize any of the ecommerce projects or any of the non-ecommerce projects described in the transcript;

•	decisions we or our board may make regarding any of the potential strategic alternatives described in the transcript;

•	the potential effects on our financial results of new accounting standards we will be required to adopt no later than January 1, 2018, relating to revenue recognition;

•	Google and other search engine companies changing their natural search engine algorithms periodically resulting in lower ranking of our products;

•	changes in U.S. and global economic conditions and consumer spending;

•	any downturn in the U.S. housing industry;

•	the imposition of tariffs or occurrence of other factors that increase the price of importing into the U.S. the types of merchandise we sell;

•	world events;

•	the rate of growth of the Internet and online commerce, and the occurrence of any event that would discourage or prevent consumers from shopping online or via mobile apps;

•	our failure to maintain our existing relationships with our fulfillment partners or build new relationships with fulfillment partners on acceptable terms;

•	our failure to maintain optimal levels of product quality, quantity and assortment or to attract sufficient consumer interest in our product offerings;

•	any claims we may face regarding the quality, safety or labelling of the products we offer;

•	modifications we may make to our business model from time to time, including aspects relating to our product mix and the mix of direct/partner sourcing of the products we offer;

•	the mix of products purchased by our customers and changes to that mix;

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any claims we may face regarding cyber security issues or data breaches or difficulties we encounter regarding Internet or other infrastructure or communications impairment problems or the costs of preventing or responding to any such problems;

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any problems with or affecting our payment card processors, including cyber-attacks, Internet or other infrastructure or communications impairment or other events that could interrupt the normal operation of the payment card processors or any difficulties we may have maintaining compliance with the rules of the payment card processors;

•	any substantial decrease in our liquidity, whether as a result of stock repurchases we may make or as a result of our business operations;

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problems with or affecting the facility where substantially all of our computer and communications hardware is located or other problems that result in the unavailability of our Website or reduced performance of our transaction systems;

•	difficulties we may have in responding to technological changes;

•	losses we may incur due to fraud or our inability to prevent fraud;

•	claims or other problems we may encounter as a result of the listing or sale on our website of pirated, counterfeit or illegal items;

•	difficulties we may have financing our operations or our expansion with either internally generated funds or external sources of financing;

•	any failure by us to maintain compliance with the requirements of our credit facility;

•	any environmental liabilities we may incur relating to the real estate we recently purchased for our new corporate headquarters;

•	any failure of any of our product or service offerings outside of our main shopping website offerings to provide the benefits we expect from them;

•	any difficulties we may encounter as a result of our reliance on numerous third parties that we do not control for the performance of critical functions material to our business;

•	any difficulties we may encounter in connection with the rapid shift of ecommerce and online payments to mobile and multi-channel commerce and payments;

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the extent to which we may owe income or sales taxes or may be required to collect sales taxes or report sales or to modify our business model in order to avoid being required to collect sales taxes or report sales or avoid the application of other types of taxes, and any liabilities that may ultimately be imposed upon us for not having collected sales tax in jurisdictions in which we have not done so;

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any losses or issues we may encounter as a consequence of accepting or holding bitcoin or other cryptocurrencies, whether as a result of regulatory, tax or other legal issues, technological issues, value fluctuations, lack of widespread adoption of bitcoin or other cryptocurrencies as an acceptable medium of exchange or otherwise;

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increasing competition, including competition from well-established competitors including Amazon.com, competition from competitors based in China or elsewhere, competition from well-funded companies willing to incur substantial losses in order to build market share, and from others including competitors with business models that may include delivery capabilities that we may be unable to match;

•	difficulties with the management of our growth and any periods in which we fail to grow in accordance with our plans;

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difficulties we may encounter in connection with our efforts to emphasize our home and garden product offerings and to brand ourselves as a home and garden shopping destination, including the risk that our sales of home and garden product offerings could decrease substantially as a result of a significant downturn in some or all of the U.S. housing market;

•	fluctuations in our operating results;

•	difficulties we may encounter in connection with our efforts to expand internationally, including claims we may face and liabilities we may incur in connection with those efforts;

•	difficulties we may encounter in connection with our efforts to offer services to our customers outside of our retail ecommerce business;

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difficulties, including expense and any operational or regulatory issues we may encounter in connection with the integration or operation of the assets and operations of the financial technology company and two registered broker dealers affiliated with the financial technology business that we acquired;

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technical, operational, regulatory or other difficulties we may encounter with our Medici blockchain and financial technology initiatives, including any difficulties we may have marketing any products or services Medici may offer, whether due to lack of market acceptance or as a result of competition from any of the numerous competitors seeking to develop competing technologies or systems or as a result of patents that may be granted to other companies or persons;

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any impairment we may recognize with respect to assets or businesses that we have acquired or may acquire, including with respect to our investments in companies that are in startup or development stages;

•	any liability or expense we may incur as a result of our investments in other companies, whether as a result of regulatory issues or otherwise;

•	adverse results in legal proceedings, investigations or other claims;

•	any difficulties we may have optimizing our warehouse operations;

•	the risks of inventory management and seasonality, particularly with inventory subject to rapid price declines;

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the cost and availability of traditional and online advertising, the rapid changes in the online advertising business and the longer-term changes in the traditional advertising business, and the results of our various brand building and marketing campaigns;

•	risks that the amount of deferred tax assets we consider realizable could be reduced if estimates of future taxable income during the carryforward period are reduced; and

•	the other risks described in our public filings, including our Form 10-Q for the quarter ended September 30, 2017 as described below.
In evaluating all forward-looking statements, you should specifically consider the risks outlined above and in our Form 10-Q for the quarter ended September 30, 2017, filed with the SEC on November 8, and the risk factors contained in any other filing we make with the SEC after we file this transcript. These factors may cause our actual results to differ materially from those contemplated by any forward-looking statement contained in this transcript. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee or offer any assurance of future results, levels of activity, performance or achievements or other future events.
These forward-looking statements speak only as of the date of the earnings call transcribed in the following transcript and, except as required by law, we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the time of the call or any changes in our expectations or any change in any events, conditions or circumstances on which any of our forward-looking statements are based.

11/08/2017 04:30 PM GMT, Q3 2017 Overstock com Inc Earnings Call

THOMSON REUTERS
FINAL TRANSCRIPT
Q3 2017 Overstock com Inc Earnings Call

EVENT DATE/TIME: 11/08/2017 04:30 PM GMT

CORPORATE PARTICIPANTS
Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director
Robert P. Hughes Overstock.com, Inc. - Senior VP of Finance & Risk Management
Saum Noursalehi Overstock.com, Inc. - President of Retail & Director
Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Overstock.com Q3 2017 Earnings Conference Call. (Operator Instructions) As a reminder, this conference call is being recorded. I would now like to turn the conference over to Robert Hughes, Chief Financial Officer. Sir, you may begin.

Robert P. Hughes Overstock.com, Inc. - Senior VP of Finance & Risk Management

Thank you. Good afternoon, and welcome to our earnings call. Joining me today are Dr. Patrick Byrne, Founder and CEO; Saum Noursalehi, President of our Retail Business; and Seth Moore, Senior Vice President.

Let me remind you the following discussion and our responses to your questions reflect management's views as of today, November 8, 2017, and may include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact our financial results is included in the press release filed this afternoon and in the Form 10-Q we also filed today. Please review the safe harbor statement on Slide 2.

During this call, we'll discuss certain non-GAAP financial measures. The slides accompanying this webcast and our filings with the SEC, each posted on our Investor Relations website, contain additional disclosures regarding these non-GAAP measures, including reconciliations of these measures to the most comparable GAAP measures.

Patrick, with that, let me turn the call over to you.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Thank you, Rob. Thank you for that glorious introduction. Patrick Byrne here. So happy to be speaking to everybody. Today is going to be different, it's going to be an unusual call in several respects. For one thing, there is a non-negligible possibility that this is our last earnings call together, as you will come to understand. Secondly, there is far more people on this call, 743 or about 850 on, as far as we know now. I suspect this has something to do, I know Marc Cohodes, my new friend, Mark Cohodes, talked about us in the Grant's conference. We've been deluged with e-mails and we have been informed that there's going to be hundreds of people who're really new to this story on today. So that's another reason it's going to be different. But it's because we're going to be providing maybe a different angle, we're providing an explanation of the overall structure of our business that will help people. I used to be an equity analyst, and I've structured today's call to be extremely fulsome, lots of information and to help newcomers to the story sort of think about how to value a disparate collection of assets.

So here's the short version in a few slides. Here's our GAAP operating income. As far as I'm concerned, of our retail business, 1%, been 1% for years, had a dip in 2011, even before that, we were operating 0.5% down or something; that's about as rare as a leprechaun to see that. I'm happy that Amazon has got to the 1% range, there's Wayfair, losing 5%, 10%, 12% a year. People I think, haven't often remarked on this fact of how rare this is, on the next slide you see the capital that we have raised compared to our competitors, and that's what it looks like.

We have raised $200-odd-million in capital and by the same calculation, which Rob can explain, we're up against people who have raised so much more than we have, and had so much more capital burn through. I think our losses to date after 18 years are $160 million; I'm embarrassed about that. I can look back and see where there were $80 million, $100 million mistakes, but I also look at, we're up against folks who spilled that before their morning coffee, and yet, on this rather de minimis amount of capital compared to everyone else, we've built this $2 billion business with this earnings history. I don't think that that's been noted as much as it might have been. It's a result of really one thing, and that is technology, if I'm talking about technology, I'm sitting here next to Saum Noursalehi, who has really been responsible for what's happened here. The explanation is this, when we started off, we're proud of saying we're not a tech company, we're a lemonade stand with a computer in it, is what I used to say, that's because we couldn't really afford anything more. This worked for 6 or 7 years, we had this nice little niche in being a jobber, an online jobber and doing jobbing and closeouts and bankruptcies and such; that only took us so far. Up until, or through that period, we really did do a lot of integration of third parties. What happened about 11 years ago, we started building our own technology internally in area after area and refining it until it got better than any commercially available product and then cutting away, and we've really done that across our whole site, that is why we've been able to go so far on so little capital. Lest you think that I'm just flattering myself here and Saum, let me give you some examples; these are the kind of technology awards we've won over and over: Best of the Web, Fastest Retail Site on the Web. Our apps for Android and Apple iOS have, for 5 years, been winning quite consistently, sometimes first, sometimes second, first in 1 iOS, second on Android or vice versa; but our retail app is the best there is out there over and over. Our recommendation engines, all these things that we used to integrate and have third parties provide, we got, starting really 11 years ago, thanks to the man on my right, the ability to do better internally and build this technology. Saum, why don't you talk a bit about this?

Saum Noursalehi Overstock.com, Inc. - President of Retail & Director

Sure, Patrick. Thank you. Yes, I really see our core competency is technology and product development. And as Patrick mentioned, we test against the best out there, the best third parties. Consistently, we win on things like search, recommendations or our marketing technology. I really think we're the best in the industry in those technologies, but we're always open to test new third parties, and we try them, when we notice that we're training the third party on how to build their product, that's usually a good indicator of taking that in house.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

I would also say Saum has been a fantastic partner in that we share this vision on how the company should be a team of teams. Saum is very familiar from agile development and with that approach he not only remade our whole technology department that way, has made our whole management structure agile.

Going on, so again, this isn't just us saying it. McKinsey ran a study about 4 years ago, looking at a very scientific study it was, actually about all this stuff about usability, lots of measurements and such. They came out saying, "Amazon had the best website in the industry for ease of use, intelligence and all that kind of stuff all mixed into one." We were second. What I've learned is, I'll continue a little bit, besides just the straight technology, our customer care. We've won all kinds of awards, for years, the National Retail Federation surveyed 10,000 households to say, "Who blows you away with customer service?" We're always first, second, third or fourth: Us, Zappos, L.L. Bean or Amazon. I'm very proud that we won, we were named as America's one of the top 100 most trustworthy companies a few years ago, just an award we won last night, have not even announced in our own company, is we've been named Loyalty 360, which is a prestigious customer service association, the #1 in excellence in customer care, operational excellence. We've had our guys, I feel like they've never really gotten the attention. We know how a lot of folks on Wall Street haven't been following us for 10 years and have missed how they have built this incredible technology company, very lean. These are numbers of the revenue per data scientist, and you can do the same comparison with all of our competitors, we are so lean and efficient; very high-end developers, very high-end technologists. I made a mistake early in the company's history of sort of trying to save money. What we learned over time is you're just better off, I think Bill Gates said, "One great developer is worth a thousand good ones", and we took that approach. We have a smaller number of very high-end developers. So that leads me back to this slide.

This is what we have, a business that on a dollop of capital compared to everybody else, and most of the people, you see how much capital they raised, and they blew through all of it, most of those names there or many of those names, they blew through everything and are gone. In our case, we raised smaller than any of these names and we're still in business. I'm sorry that we lost $160 million of your money building this $2 billion business, but I look back, before we move on to now looking at the future, I'd just say I want to look back over these, what is it, 15 years we've been public now, and I'm quite proud of that record. This is really quite telling to anybody who's got some financial sophistication; I think this should be a business school case. The guys with this tiny amount of capital came out head to head, and we have fought Amazon for 18 years to a standstill; they're the only other guys that I know of who even got to profitability, everyone else had 3, 4, 5, 10, 20, 100 times as much capital.

So, with that said, I attribute that to the value approach we take that I learned, value approach investing and we bring to running this company like we own the whole thing, and we're not goosing anything, but really technology has been the big secret. However, it is time to face facts. The facts are, just from a strategic point of view, we are up against people, and it's always going to be like this. I thought by now we'd be making 4%, 5% net income, operating income, the truth is, you can't. I mean we got to 1% and we can hold it there, but we have faced off this endless stream of competitors who come in and they blow hundreds and hundreds of millions of dollars; we lost $160 million, we burned $160 million of capital in our history; Wayfair burned half that last 3 months. We have to face the fact that we've had this, I think Stalin said that "sometimes quantity is its own kind of quality". We can have the smartest machine learning, the smartest AI, the smartest scientist, when we're up against people who are spending 4 or 5x what we're spending in online marketing, running 7x as many commercials, there's one thing that Wayfair is bidding on now that we've been paying $0.07 for, they've bid up to $2. It's just that there's just going to be other people behind them and I don't see how you can build better, that we can get to a 4%, 5% operating margin business when there's just going to be one after another of these folks get going and no reason to think it's going to stop. So, with that said, before I go on, let me take a breath. Saum, do you want to add anything to that?

Saum Noursalehi Overstock.com, Inc. - President of Retail & Director

No.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Seth? Seth, you've got something smart to say. You always do.

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

Yes. So, we think there's a lot of promise in the business, but like Patrick said, as we continue to see pressure in the digital marketing space, not from a single competitor, but from multiple VC-backed competitors, everything in digital marketing is an auction, so if that pushes the auction prices up, there's an inevitable contraction until our competitors run out of runway. If VCs keep stepping in with new start-ups behind that, it just keeps compressing even as old competitors flame out, which several on that list of competitors have flamed out, and their history is well known.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Yes. Many of them. Okay. So that's kind of the strategic overview and look at the past, now let's look at the future, what we are doing. People are writing me, saying, "What the heck are you guys even making?" Oh, I see we're up to 1,000 people on the line, I'm used to about 4, not 400, 4. Okay, this is what we're doing; we are building a tech stack for civilization between Overstock and Medici. Medici is of course our venture capital arm focusing on blockchain, let me show you what I mean. Since this is such a smorgasbord of assets, I'm hoping that if you bear with me for this 20, 25 minutes, it will save you hours of trying to understand what we have inside OSTK.

First, so a tech stack for civilization begins, I think, with money, you need money, you need capital and a capital market, identity in voting and commerce; everything we are building fits in this structure. So, for example, on money, there's a slight lag. Okay, blockchain meets money. We have a wonderful investment in a Barbados company called Bitt. Bitt is the leading company in the idea of digitizing fiat currency for central banks, creating digital wallets for citizens, for people, essentially frictionless payment system, including remittances, which incidentally are a $500 billion industry globally, remittances alone, on which the vig is about 15%. So, $75 billion is being taken out of the world's poor and from guys who are driving a cab in Brooklyn and sending their income home to Azerbaijan, 15% of what they send is taken out in fixed cost; we can essentially eliminate that, financial inclusion, this is a huge issue. For 30 years, economists had been talking about the problem of the unbanked, banking the unbanked. 85% of the world doesn't have a bank account, isn't even tied in to the modern world as we know it; that can all be accomplished without actually them having to go and build the banking, copying the west and building the banking systems we built through these digital wallets on your cell phone. We own 11%, but with options up to 35% of Bitt. It's based in Barbados, and it is earliest possible soft launch, I've learned to think in those terms. If everything goes right, you will see in December, we will do a soft launch. It's dependent of course on the Central Bank letting us digitize their currency, having us digitize their currency, we're in discussions with a number of them and if all goes as well as it can go, you could see this happen in mid-December; soft launch of the world's first digital currency. The opportunities for this, the global ramifications for the poor for financial inclusion, for changing economies, are just mind-boggling.

Next, blockchain and blockchain meets money, we have some other investments. Ripio, which is another digital wallet, payments, credit lending, it's based in Latin America, it's live, they have a product in the market. Medici under Jonathan Johnson, who runs Medici, has made this investment, 2.25%. There's also Spera which we are very excited about. Spera is a payments and invoicing system run by a fellow who has built successful payments and invoices payments companies, very interesting fellow, he's building this on the blockchain. This may have a real kind of crossroads position emerge between a couple worlds, it seems to be quite far along; we own 18%. Then PeerNova, PeerNova is out in Silicon Valley, it's a banking compliance, basically, back office system for banks. We own 12%, we did take a big write-down here. They are in discussions with someone that, a contract that would buy them, say, 18 months or 2 years of, I mean, they're well in discussions with one of the big banks in New York, don't know if they're going to get the deal or not, it's actually a great product. I'm actually a bit surprised, PeerNova, I would say, 2 or 3 years ago, was technically maybe the best we could find; I'm surprised they have not gotten more traction.

Okay, next. We move to capital. Blockchain meets capital formation is the next area that I wanted to have us have strategic investments. We do have an investment in Factom, it's now doing mortgage loan compliance and digital asset verification; we own just 2.5%. I will alert you that there may be another investment coming here, but I won't say anything more about it.

Capital markets, now this, of course, capital markets is tZERO. I know a lot of people are on because they've heard about us because of tZERO. Blockchain meets capital markets, the advantage of it is instant trade clearance and settlement. We have an SEC-compliant exchange for ICOs, I believe it's the only one in the world, the only exchange in the world or an ATS that is technically technologically blockchain and SEC-compliant. Who would have thought my old nemeses at the SEC would be so cooperative? I have to say I kind of want to take back a lot of things, well, I was talking about a different SEC 10 years ago, this SEC has actually been very farsighted and professional. They let us get this through, the only SEC-compliant venue in the world where you can trade blockchain. We have these things called digital locate receipts I'll be talking about at length. Our ownership is 81% in tZERO, or Medici's ownership is 81%; and Overstock owns 100% of Medici. So here, Symbiont as well, Symbiont is a company we have, it's smart contracts for digital securities; this is another blockchain meets capital markets company. They have a deal going in Delaware where they're digitizing corporate ownership. We have basically, I think the 2 leading companies in blockchain meets capital markets are tZERO and Symbiont. I think those are the 2 companies to watch. We own 81% of one and own 1% of the other, run by Mark Smith and Caitlin Long, who's quite a philosopher of this stuff and you see her name more and more in the press; she knows what's going on in this space.

Next, digital locate receipt platform. I'm going to talk about this at length, I've glossed through it in the last conference call and explained roughly what we were doing. But, it is over the 13 weeks since then, the monster has gone from twitching his fingers and twitching his toes to standing up and walking, as of 5 days ago, I would say, walking and as of today, actually really moving; we're really running and wait till you see the numbers as of today. Here, I have to just without harking back to any old bad memories for anyone, as people know we were in this horrible fight with Wall Street some years ago and it was really classy, I want to thank this guy Marc Cohodes. He Spoke at Grant's conference sometime a month or 2 ago in front of thousands of people he said a lot of really nice things about us; and given what enemies we once were, that showed a lot of class. I should point out our lawsuits discovered this guy, Marc, had done nothing wrong, he inherited a problem, a guy named David Rocker had been running the hedge fund. David Rocker started a fight and when he was gone, Marc inherited and he was actually quite professional with me. I look back we probably should have shaken hands 4 years earlier and settled and gotten out. He got in touch with me, we've actually developed a distant friendship through the years. He came to start seeing us this summer, I think, because he was short Wayfair and started looking at our numbers and figuring out how efficient our retail business is and realizing we don't get credit for it. But, all that said, thank you very much, Marc, for the kind words you said about us. Now, as a function, what that fight was about with his boss and stuff 10, 12 years ago doesn't matter other than I do want to mention one thing I've never disclosed publicly. I actually took, I brushed off a bunch of bad things that were said about me. Things were started to get said about a guy named Gordon Macklin, 79-year-old man on our Board of Directors. What the world didn't know is Macklin had lived down the

Street from me when I was 13 and used to drive me to school, and we were friends. And I took, like, 4, 5 bad reports about me, but when the reports came out, when I started Overstock, out of respect for this old man, I invited him on the board. When people started slagging him is when I got in that fight with Rocker, and then that all turned into this big thing. The point of all this, for you who are trying to understand the value of our company today, is in the process of all those fights, we got a piece of paper, we learned something. I'm going to show you a piece of paper that cost you, the shareholders, $20 million to see. That's how much it cost for us to get this piece of paper. This comes, sometimes it's slow, I'm told. Okay. I can legally show this. This came out of that lawsuit. This is from Goldman Sachs. How much of Goldman Sachs prime brokerage actually comes from this thing called securities lending? The answer turns out to be 75% of American prime brokerage revenue. I thought it was 5% or 10%, but it turns out it's 75%, which is why when I started getting in a fight with David Rocker about this thing called naked short selling, the whole world fell on me, it's because it turns out I was talking about 75% of the revenue of Goldman Sachs; so this is why it's so profitable. Let me point out, this is the revenue, not the profits. Because the profits of the securities lending desk are relatively, I mean, the expenses are relatively tiny. So, I suspect it may be 100% of the profits of Goldman Sachs. This is what's going on. This is securities lending, how it's supposed to work. A pension fund has some stock that custodian with a prime broker, the prime broker finds a short seller who will pay $20 for a locate, give him the locate, takes the $20, that's how it's supposed to work. But, how it really works is things like this: There's very little to keep the prime broker when he sees that there's a short seller willing to pay $20 for that locate. Nothing to keep them from telling other prime brokers, I mean other short sellers, Oh, I'll give you a locate, too, I'll give you a locate, too. We have all kinds of data, we have all kinds of data that, even when the government, the SEC where they went in and tried to do audits on this stuff, in like, 2007, 2008, they were telling Goldman, we do these audits. Well, they were telling the industry we do these audits on your locate trails, you're supposed to record whose stock you're lending, your guys are running things like Mickey Mouse and Daffy Duck and stuff. That's why they overlent much more stock than they had, which is why a couple other things happened. One, is one of the reasons, and this has been sort of forgotten from history, if this slide comes up, that when Alan Greenspan, when the world was collapsing in October 2008 and Greenspan came out of retirement and talked to Congress, he identified it as partially as a settlement crisis. That settlement crisis came about because of that over-locating and the sloppiness, just the slop in that whole locate system. In addition, it has led to, I believe, the pension crisis. There's a recent actuarial report that what the pensions have been doing is, assuming a 7.5% return on actuarial assumption, and they've been earning 4.5% for years; and that difference of 3% is what's bankrupting them. Well, a group of pension funds have just sued the prime brokerage industry over collusion in the securities lending market and what they're suing is to recover that 3% out of which they have been deprived. Well, I think this could become the first $1 trillion lawsuit in American history, it's a class action suit, I think you'll see, and by the way, I had nothing to do with the suit. As soon as it was filed, I found out that people were trying to, private detectives were figuring out if I was behind this; I'll save you guys the money, I had nothing to do with this suit. However, I do now believe that there'll be other pension funds joining us. So, at the heart of all this is that issue I was talking about. It all goes to the securities lending desk, but which is also responsible for 75% of the revenue. So, tZERO has the answer to this and in tZERO system, the role of those 6 prime brokers is significantly reduced. We have this system where we have a SEC-compliant venue that can trade blockchain. We're taking the stock, running an overnight auction, generating a locate but it's not even a locate, tt's a better than a locate, it's a pre-borrow. We call it a DLR, digital locate receipt. We believe that because we're taking an opaque over-the-counter market onto an exchange, you'll see price discovery work much better. So, let's say the short sellers are going to pay $10 instead of $20, that $10 goes in and $8 goes to the pension fund, and we keep $2. Doing God's work, what we're basically doing is we have found a pipe. We found, through this crazy lawsuit that you shareholders indulged all these years, we found the pipe that was really the pipe of 75% of the revenue of Goldman Sachs' prime brokerage in the United States. What we have invented is a thing that can basically replumb this piping and have it go back to the pension funds, thereby, lessening the pension fund crisis, and we make a couple of shekels in the process. This, since I spoke with you last, this is really moving, and I mean, in the last 5 days, because, finally you can basically say, "The wheels are off the ground in the last 5 days." On the supply side, starting 5 days ago, and now as of today, on a fixed basis, we have $80 billion to $120 billion of lendable securities. We do the math, and the math on what we think we can make off lending these securities while providing fair service to both sides, as opposed to the current system, is, I hate to tell you how much, but we'll see, time will tell. But somebody just offered us another $6 billion in hard-to-borrow, specifically hard-to-borrows and so on and so forth. We have 2,000 traders as of last Wednesday. Actually, the integration was only signed off yesterday, that you have 2,000 traders, active traders on systems that can use it, another 3,000 come on within another week. But really, what's more important is that we have, I mean, who knows how much they're willing to actually how much demand they can absorb. We are in the process of rollout with 12 brokers, some of these brokers may have 1,000 clients, say 3 admins, so what these brokers are doing today, and I mean, today, literally, November 8. They're saying, "Okay. You got 1,000 people, I'll let 50 of you use this, let's see how it goes. Next week or 2 weeks, if it works, we'll go to 200 people." So, we have these kinds of rollouts. Today is going to be a big magic day for this platform. It's the first time we're really considering it, I mean it's not loaded up with $800 million or $3 billion. It's got well, each day for the last 5 days, $80 billion to $120 billion of securities to lend, including lots of hard-to-borrow, thousands of stickers, lots of hard-to-borrow, billions of hard-to-borrows in there. So, for further information, just visit these addresses. I have to take a moment, I just have to take a moment, there's a certain irony here of anyone who has followed this story, of me, of all people, coming back with this. But, we basically have found well, as I say, the pipe, I mean, I almost can't say this without laughing, the pipe that is 75% of Goldman Sachs prime brokerage revenue, we have a better solution. It's based in the blockchain, no SEC audits and finding Daffy Duck and Mickey Mouse. Everything is 1:1, rigid, blockchain, immutable, secure, transparent to regulators. It's such a brilliant, I mean, such an invention. The idea that we have this, basically, in short, I'm telling you we have an invention; we're going after 75% of Goldman's revenue. We're going after, directly after, and the market has learned all about this, they really have. We are hearing from so many clients of prime brokers; I love this. I was just in New York, you can't believe the people who are reaching out to me. I'm thinking of these prime brokers, I'm reminded of who was it? Oscar Wilde said of George Bernard Shaw that Shaw doesn't have any enemies, but he's intensely disliked by his friends. Well, these prime brokers, may not have any enemies because everyone's afraid of them and we already know that they're trying to do something about this. We're already hearing that they're threatening people about who are trying to use the system. They don't have any enemies, but they're intensely disliked by their clients and now that we have $100 billion on the supply side, who knows if this gets off the ground or if the whole industry collapses into our lap like a thunder clap. I don't know, but you now know everything I know, you really do. That's information current as of a few hours ago, the last update, so this is really just in the last 5 days, really sort of on the track.

Okay. Next, the other thing that they have at tZERO that's so powerful, that is getting a lot of attention this quarter is a venue for trading ICOs, and it comes about from this. Around the last time I spoke to you, the SEC came out with a ruling regarding the Dow and it basically moved the line and the understanding of what's a security and what isn't, although one could also say a lot of people had been issuing ICOs, kind of dancing around the edges of things. Anyway, they clarified in this July 25 decision and because of that report, anything that is a security, any token that is a security has to trade on an SEC-compliant register or exchange that can trade this stuff. Well, like I say, when it comes to having an SEC-compliant ATS, year to trade blockchain, there's precisely one of those in the world as far as I know, and we own it. I'm not gloating, it's the humor of this, of after all these years, it just seems too funny to me, too funny to believe but here we are. So, the solution is an approved ATS, trade blockchain instruments, as I say, SEC-compliant. Just because it gets a little confusing for newcomers to this field, to explain, to understand what's going on. Think of the taxonomy as in our world, people who are working a blockchain or thinking of things this way. There's fiat currency, stuff that some government makes up by fiat, like a dollar. There's cryptocurrencies such as Bitcoin and Ethereum, then there are these tokens, these ICOs that have been getting issued like mad this year, and there are utility tokens and security tokens. Everything I was just talking about are security tokens. They have to trade on an SEC-compliant venue that handles blockchain. But, there's a whole universe of these other utility tokens that have been issued that are not going to be considered securities. I think that, going forward, the blend is going to go from probably 90-10 to 10-90, It's probably been 90-10 utility versus security or maybe even more extreme, and it's going to go the other way now in the other direction. Those utility tokens, those that both that have been issued and that are still issued, still could use an exchange to trade on. And we can use our ATS to do that. I mean, technically, technologically, it can do it, here's the problem, and this is an example of how you'll notice there is some things sliding here and there, dates and stuff. This is a very active, this space is developing very quickly, and here's an example. We don't have regulatory clarity. Can we take our SEC-compliant ATS, trade securities on it, blockchain securities on it and also trade these other utility tokens? One could say, "Why not?" But the SEC might say, "Don't bring that unrelated garbage onto a regulated exchange." For that reason, we'll probably take in the safe strategy of adopt, and we'd love regulatory clarity from the SEC on this, oddly enough, we don't have it, and you might take a year or something to get that. Well, we can create a mirror of our ATS that will trade those utility tokens and will be distinct from all the other ones in the world. Why? Because we're in negotiations with a nation-state who are saying, "Put it in our country, and we will embrace it", and we will say, "Now there's a government looking out for this and making sure it's honest and stuff. So it's not, no maldocs kind of thing", and it's legitimate, it's a great country. It's a country with a very respectable legal system and such and they have made that offer, and there's another offer, there's another conversation has started or another contact has been made for exactly the same thing today. So, we can take this technology we have and not only trade the security tokens in an ATS-SEC overseeing ATS in the United States, but we can put the technology in the hands of another nation and they will have the only utility token exchange in the world that is being regulated by a government and overseen by a government. So, now the thing is, each of these projects are only like 1 or 2 months or a couple of months' work, but they're, in particular, security tokens, I think you'll see we're aiming for January, having listings and such. Each of these, we have so many things going on, each of which look like 1 or 2 months, but collectively, they don't look like 1 or 2 months. Would you say, Saum?

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Ok. Identity and voting. Blockchain meets identity and voting. We have investments in Identity Mind, digital identity and compliance, risk management, and we own 5%. I think that was just recently named like one of the hottest 50 companies in Silicon Valley or something. We also have settlement, I'm especially proud of settlement. We made an angel investment, It does secure and audible vote, auditable voting, document authentication, it also started its ICO this September for Internet of Things, a really interesting idea what they've built there; very classy guys from Belgium and Canada, we own 33%. This is one of the leading companies in Europe on blockchain. Okay, so moving on, that's Medici Ventures. Jonathan Johnson runs this, he's President. Steve Hopkins, General Counsel. They've had this for a year and have done a marvelous job of taking what has been what may have started off with me dashing around the world and throwing term papers and checks at a few different young entrepreneurs and saying, "We should build this and that," to, they've turned this into a real enterprise and very well managed and they're bringing not only a lot of value from Medici Ventures to these portfolio companies, but we've had a couple symposia here at Peace Coliseum in Utah. The benefit people are getting, ambassadors come from each of these companies and the benefit they are getting by sort of all getting to know each other and such, is validating the model. We thought we could really bring something to this space, we said it 3 years ago, we've been hearing people gripe about it for 3 years. I'm very happy that the world has kind of caught up with this idea that blockchain is here to stay. So now we go to the top layer, commerce. Of course, that is Overstock.com. At this point, may I borrow a bottle of water, please? Thanks. Overstock.com. Before I go on, you want to say anything, Seth or Saum?

Saum Noursalehi Overstock.com, Inc. - President of Retail & Director

On retail, well, let's go to the slide, and then I can comment.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Okay. The overall results, the $1.1 million retail net income is nice. We missed by $786,000 on the bottom line, that doesn't mean much together, let's go to retail results only. What's going on here is our gross margin is getting significantly better, but the contribution dollars, which is to say gross profit minus the marketing cost, is getting worse; and that's because this digital landscape has just been distorted beyond belief. But, I mean, we have to take it as a given now, I can't just complain about it; we have to take it as a given that this may be permanent, but there are people who just don't mind losing $200 million a year in exactly the same business. Kind of hard to run a lemonade stand when there's a guy next to you with his own lemonade stand and he loses $200 million a year and doesn't seem to care. So, I'll move forward.

Saum Noursalehi Overstock.com, Inc. - President of Retail & Director

I was just going to comment. Revenue and contribution is down, but nice to see gross margins getting better, and primarily, that's attributed to improvements to our supply chain operations, which are getting really tight, as well as really smart algorithms in our pricing that are really starting to pay off. So, the technology behind that is really helping as well as a shift in our mix shift in our category to more profitable areas.

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

The really remarkable thing is that in most companies, when you see a stair step in gross margin like we've had the last couple of quarters, there's usually a bunch of price increases behind it. The beautiful thing about this is that we have actually decreased prices over the same period of time, even while increasing our gross margins because we've generated such a surplus out of our supply chain.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

It's amazing, there's a metaphor that they use in Japanese manufacturing of you've got a reservoir and you're draining the water out and after a while, some rocks emerge out of the water as you drain it. You stop the drain and you go and you blow up the rocks and then you drain some more water out of it; there's no bottom to it. Well, these guys have institutionalized this process, where every year they're scraping dozens of basis points out here and there and in returns logistics and outbound logistics. Although we do think, we think we've had a sort of conceptual breakthrough this quarter, Seth and team and Carroll and Vidya, we do see ways where we could drop another 100, more than 100 basis points out; anyway, it's a continuous process, you never drain it to the bottom you just drain it till you find another rock you can study and figure out how to blow up. Club O. I'm so glad I'm finally seeing this. Paid memberships up 30%, and it's accelerating, our Club O was written up in Consumer Reports or somebody. Who was it? Seth or Saum, you remember that?

Saum Noursalehi Overstock.com, Inc. - President of Retail & Director

I don't remember who it was. But yes, it's one of the top 3 loyalty programs out there.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Yes, it was us, Amazon Prime and I forget who the third was, so these are the 3 worth joining. It's finally catching on and we have finally figured out how to market it. I should mention that these improvements, let me show some improvements and then the big problem. It's a case of these improvements are being driven by the kind of thing I was just talking about in the supply chain, but also a lot of machine learning, AI, big data kind of work. We're really attracting people from the coast, people with Ph.D.s and machine learning kind of folks, I mean, like I started on our technology earlier. Anyway, Club O is doing fabulously. We think, in 2018, we're going to introduce a new level that for more money that has a very interesting set of benefits for joining. Go ahead, Saum.

Saum Noursalehi Overstock.com, Inc. - President of Retail & Director

Oh, I would just add we're going to introduce a new tier, but the reason this is so powerful, it's a lot like what I hear about Prime, which is the lifetime value of customers that join this program significantly increases. So, the more we can get that to grow, the more it's going to pay off long term.

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

And the really remarkable thing is that in the home goods industry, there are sort of 2 types of really valuable customers. There's the decoristas, people who decorate for fun and then there's the on-a-mission customers, people who just moved or had a baby or have their in-laws moved in or have to wipe out their furnishings and start over. Club O catches them at the start of that cycle and once they're in, they keep boomeranging back to spend their rewards, but as they do, they accrue more rewards. So, we end up capturing the entire wallet cycle on these customers, that's just immensely valuable. So, this hook and this rise is letting us capture more of the wallet share of those most valuable of home customers.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

And it's taken, I would say, 5 years, probably a few years longer than it should have, to both know how to promote this, but really fine-tune the offering, we give 5% back on every product, but that's really just a minimum. There's some who are giving 20% or 25%, we found this is a wonderful way to clear inventory. I mean, it just took some fine-tuning and data scientists and such to study it, but really, this category is strong and as you'll be seeing, it's now over 25% of our revenue. So moving on. Last quarter, Saum, I remember we brought up, you brought up that e-mail was challenged because we were in a migration.

Saum Noursalehi Overstock.com, Inc. - President of Retail & Director

Yes, that's right. We were in a big platform migration, as I brought up a quarter ago, this channel has really rebounded. We're starting to spin out campaigns faster than we ever have and we're building a lot of personalization. I think, over the next quarter or 2, you'll really see payoffs, but it's already doubled in growth and it's nice to see.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Yes. And again, there's been all these different approaches to doing digital marketing and if it's recommendations, was collaborative filtering and then there was this Bayesian holy grail and this and that. There have been all these different statistical modeling approaches, I'd say there's probably been, say, 5 generations of approaches in the 18 years and some of them, we were the first people in the new approach. I think that I've brought kind of Wall Street arbitrage techniques to digital marketing when people were just not even, it was amazing the spreads that used to exist 15 years ago. But, we've gone a few different iterations and some we caught the wave and a couple waves we missed. The new wave is machine learning, the newer wave; it's here, say, a few years. Seth, why don't you take it for a minute and explain why our machine learning has become so powerful.

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

Yes. So, one of the beauties of machine learning is that it lets you move on and understand, well, it lets you act on faint data signals that are so complicated that humans can't understand them and so much of what happens in retail lives in that world of too many interaction effects to be understood. That's the beauty of neural networks is that you don't actually have to understand the causal variables. Now a lot of companies will never get there because they don't reach the trust level to say, "Let the machine make a decision." We all say, so many of the companies out there, especially in the brick-and-mortar say, "Give my buyer a report and then let my buyer make a decision" and if that human layer sits in between those faint data signals that can't be understood by humans, never get acted on. So, the fact that we've been digital from the ground up and the machines make the decisions in the company means we're culturally able to leverage machine learning in a way other companies are too distrustful to do.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

And I have to mention, I'm regularly in Silicon Valley, with some the biggest firms whose names you can imagine out there, and they worked with all kinds of e-commerce companies like ours. They've gone from telling me, "I think there may have been a point where we slipped so we were only in the top 15 or 20 companies in terms of our sophistication some years ago." I'm comfortable now we are in the top 3. I regularly get told, "Look, there's you guys doing this and there's Amazon" and sometimes, we're now being told, "Amazon hasn't even gotten to this thing yet that you're doing." We have these, it's not just Silicon Valley, it's kind of a small community. We know, we hear what people are working on; I feel that good about our technology. Another example of that is all that same stuff applies for all the other large channels, paid digital marketing channels. It used to be we were competing with the sophistication of our models; we're now competing with the sophistication of our machine intelligence, our machine learning and AI. In fact, it's been disruptive within the company, but it's great because it's freeing up really, really smart people in analytics who are then shifting to be what we're finding is this great model. These super quantitative people end up often being the people who can run channels. It isn't knowing necessarily a whole lot about the purses or something, I'm just saying that without talking about an individual, but it's somebody who can just look at data. For years in the early days, I used to say, my dream someday would be that decisions were not getting made about what got put in an e-mail by lobbying but just by some person who didn't even understand English and couldn't understand any lobbying and any question like, "What you do in the upper left-hand corner of an e-mail could be something you can look up in some table." But we have finally found that person and it's an artificial person, and it doesn't speak English. It's a neural network and that's exactly what we dreamed of so many years ago. Saum?

Saum Noursalehi Overstock.com, Inc. - President of Retail & Director

Yes, just to comment. So 32% year-over-year growth in these digital channels, and we also spoke, Patrick, about our big investments in marketing tech, our in-house marketing tech and that's really starting to pay off so you can see that in these results. I'd also add that we're often featured with a lot of the top partners that we work with. Google, for example, on showcase ads, PLAs for our campaign structure, Facebook for the tests we do with incrementality; so we're really cutting edge on the digital side.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Good. Our marketing tech, that's what I'm saying. When I get so much feedback from the field, not about me. I don't know what end of this plugs into a toaster, but about our engineers and other engineers work with and the things that the frontiers that we are actually breaking through. I really am comfortable saying I know we're in the top 3 in the industry in terms of the sophistication of our marketing tech. And again, that all shows up, that's why we have a company that has raised a fraction of what everyone else raises in our field; and we got to profitability and were able to defend it for 7 years against this craziness going on. Now we get to this is a case of other than that, Mrs. Lincoln, how did you like the play? Here's one picture of what's going wrong. SEO, since May, has been a real problem for us. The graph on your left is Google organic rankings. We are the red line. Amazon is the...

Saum Noursalehi Overstock.com, Inc. - President of Retail & Director

Yellow.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Yellow, Walmart's the blue and Target is the gray. So, we've always, I thought, have been very strong on, and we pay a lot of attention to Google and what they say they want sites to do and then we do what they say. They want people basically, they favor sites that have good information and all kinds of stuff; so we did that. It's been very strong. This is the first time in years we've had a cycle like this that we've not, it's plateaued now but in a nutshell, even though everything else, all these other systems are just running as I dreamed of for years, we have this problem and it's especially perplexing because Google is about site experience. On your right is their algorithms are supposed to favor. I'm not alleging at all anything like Google is doing anything inappropriate I'm explaining why this is a conundrum to us, it has been a conundrum since May. Our site experience per, say, Bizrate or all the other things that measure it, is better than our whole field in the home furnishing category. We're better than them, so you would think that the Google algorithm, if anything, would favor us. But, something happened in May, now they believe nothing happened in May. It's been quite an interesting evolving kind of puzzle. Well, I'll stop there now. Saum, Seth, you're the masters.

Saum Noursalehi Overstock.com, Inc. - President of Retail & Director

Yes. I'll just add. Bizrate did this survey comparing us to the top 17 home furnishing competitors, and you could see we ranked better than them. But you also saw that in the early slides that Patrick showed, which was on the McKinsey slide, that also reaffirms our ease of use of our website. But, our strategy is to just continue to focus on building the best user experience in our space, and we think that's going to be reflected in the Google rankings.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Seth?

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

Yes, and I would add to that, part of the reason when we discuss the decline in contribution percentage, it's a double whammy of the 2 variables we just talked about. It's actually a story of both the health of the paid channels, which have a positive contribution rate but a lower one, and of the decline in SEO, which is a virtually free channel, it has very, very high contribution rates. So that shift in mix is what's accountable for the change in contribution margin. But masked within that is the fact that we have a very healthy paid digital business that's growing nicely and offsetting in terms of revenue much of the loss in this one free channel.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Yes. So, I would say that Seth just summarized it perfectly. Here you should know that, since May, we've done about probably 2 years of normal projects of SEO and you never know what would have happened if we hadn't responded. But we've done about 60 projects, now, we are working on the mother of all projects. Go ahead, Saum.

Saum Noursalehi Overstock.com, Inc. - President of Retail & Director

Oh, I was going to say by SEO really if you've been reading how Google's algorithms work, what that really means is customer experience and the experience on the site. So, it's been all focused on the page speed, our mobile experience and how to optimize conversions.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Yes, Google has this new technology called AMP, accelerated mobile pages. I've believe we're the first to have implemented it.

Saum Noursalehi Overstock.com, Inc. - President of Retail & Director

Yes. It's a widely, I think across the board, we've launched it. And we were featured by them.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Check out our mobile, it's kind of weird because the pages load in about 1/4 second and it just seems kind of strange. Anyway, so we've had this great relationship with Google, and this is not about cheating Google's spiders or something, this is about having the best customer experience. They want faster pages, they want better pictures. Their AI can now read whether a picture is good or not so you have to have better and better pictures. So, it drives good behavior, out of websites like ours, but this one has been a real conundrum. We've done 60 projects in 5 months. We are now working on the mother of all projects. It deals with site experience. Unfortunately, it's not going to be able to roll until about December 15 to 30, somewhere in the last couple of weeks of the year. So anyway, that's other than that, Ms. Lincoln, how did you like the play? I've never been so proud of all these other departments, it's like we have finally reached this nirvana state that I dreamed of over a decade ago in terms of our marketing technology, our sophistication, our mathematicians and so forth. Wayfair comparison, I just have to point out, even with that, even with that one terrible slide I just showed you, our customer acquisition cost is far below theirs and that's a function of how brilliant all our other marketing technology is, frankly, how brilliant these guys are sitting next to me.

Saum Noursalehi Overstock.com, Inc. - President of Retail & Director

And the reason that is important is, as you know, Google organic search is a free channel, so it's free acquisition.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Yes. Okay. Moving on. I see 4 likely outcomes, most pessimistic to optimistic. Pessimistic is, absent SEO improvement, we'd get to profitable growth anyway in May once we lap this stuff just because everything else is so strong. That's not very optimistic, but that's sort of what I'd take as a base case. Next, the mother of all site experiences occurs cusp December-January. Next, this Club O, now that it is over 25% of our sales and moving like this, and I think it's actually going to accelerate, I'm really looking for 80% growth out of these guys, that can, in itself, just make an enormous difference. Let that run for another few months, and it doesn't matter if SEO comes back, this is replaced. If we can keep this accelerating and running at 50% of growth or something. Next, we have a new, I have to give credit, there's an entirely new paradigm of an approach to this stuff that JP Knab, our SVP of marketing, and Nariman Noursalehi, younger and wiser brother of Saum here, but another fantastic, maybe the single smartest guy in the company, if it's not Seth. They had a brilliant idea. I've always been honest with the public about warts and all, bad things going on, good things going on. This idea, which will be live, I believe, in January, involves another large company who, in a partnership that no one has thought of, this paradigm of a partnership before, nobody, and it's somebody who can bring us a tremendous amount of business; it's a partnership that works well for both of us. And that should work well for both of us. Well, it's been Seth and Saum, without giving away...

Saum Noursalehi Overstock.com, Inc. - President of Retail & Director

This is a teaser. I would just say it's a massive source of new customer acquisition.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Yes, a massive source of new customer acquisitions.

Saum Noursalehi Overstock.com, Inc. - President of Retail & Director

I will leave it at that.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Okay, yes, okay. Moving on, we're nearing the end. I should have warned you folks upfront, we expected that it might actually be as much as an hour, I expected maybe an hour of getting through all these slides, but I want to give a good comprehensive view to everybody of what you have in your business; we're almost at the end. We have a tab that's up in beta, it's Overstock Cars. It's, of course, quite small, 32,000 visitors a month versus people with 14 million and 26 million, we aren't pushing it yet. In part, bring no attention to it, it's only got 1.4 million cars; everyone else has 3 million or 4 million. We will have, in Q1, and maybe even before the end of the year, we'll have 3 million or 4 million cars, too. So, it's much smaller now on traffic and inventory, but it's a really new take on a car site and its monetization model. I think it's a much better monetization model, where people are getting not just new and used cars, but their online financing and their warranties, their financial side of the car equation through us. I think we're essentially the only site that does that. Auto Trader does online financing, but doesn't do warranties, we're the only guys offering warranties. Once we get this right, and we're still tinkering with the experience, the search experience and such, this thing only got up 6 weeks ago, I think. But once we get this right, this is a real little gem. And either to keep within our business or maybe even combine with someone else. Seth?

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

No, absolutely. There's a lot of interest in it because it's an unorthodox method of monetizing cars traffic. So rather than trying to extract a pound of flesh out of dealers, it's trying to work together with them.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Now to the last substantive slide. Here we are. I'll show you this one more time and say it's time, given what the strategic picture this tells me is, we've struggled to defend a 1% operating margin against people who just come in and with a tiny amount of capital versus guys who just come in and just crush us with their ability and willingness to take losses, we have to look honestly at the strategic situation and say, I just don't want to do that forever. We beat Wayfair if somebody turns off the oxygen hose for them, and they don't get new capital and let's imagine they did go under, if that happened, like some of these other folks in our rearview mirror. There's going to be someone lined up a week later, there's going to be, a year later doing the same thing. I feel like we're not as we are going to be able, just as we are, I don't want to run a 1% margin business forever. So, for that reason, we have a number of options, they are in boardrooms across America. We know people talking about their Amazon strategy and freaking out about the disruption Amazon brings, some of those are brick-and-mortar companies. Seth has been doing work and analyzing the kinds of synergies that are available between us and large brick-and-mortar companies, without naming names, could you describe what you're finding in general?

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

Yes, there's a number of places throughout our supply chain where there's a huge potential with alignment with bricks-and-mortars, hundreds of basis points gross margin to be unlocked, in line with what we've already been achieving, but they can put it on hypergrowth in terms of shaving those basis points out and with that expansion in gross margin and in sort of supply chain surplus comes greater growth, greater ability to win digital marketing auctions and more fuel to drive the business.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Yes, so this synergy goes both ways. So for example, if we were combined with a large chain, these large chains have similar logistical footprint. They typically have a dozen or so mega distribution centers, each of which are feeding a couple dozen distribution centers, each of which are feeding 10 to 15 stores. If we were integrated with such a company, we could overnight I mean, you would have a system that was competitive with Amazon, fulfillment by Amazon or even nicer than fulfillment by Amazon in several ways. We built, this thing, Saum and Stormy, actually, built some years ago, SOFS. This thing we called SOFS is a software logistics system for an agile network supply chain. We've only had it hooked up to our 3 distribution centers, but it could be hooked up to thousands, and it was actually built to be hooked up to as many as we wanted, you don't need thousand, you need a dozen. So just by, for example, if we were part of a large brick-and-mortar chain, that itself was like $200 million, $250 million of various logistics cost, all right to the bottom line. Seth was looking at a large brick-and-mortar website the other day and it's quite slow. We having the fastest, over and over, we win this award as like the fastest Internet retailing website. We know how much it improves sales to be that fast, if we made their website as fast as ours, it's an immediate $1 billion increase for them and on and on and on. There's so many synergies in that direction that they bring us and that we in both directions, that they bring us and we bring them. There are other kinds of possible companies with lots of traffic but don't have the right monetization model. Basically, if you look at our monetization per visitor, whether you're looking at gross profit or what we call nectar, contribution margin, compare that to anybody else, it's so much higher and that's the simple measure of the intelligence of the site; that's the rubber meets the road measure. How many dollars of economic value or pennies are you squeezing out of each visitor? The more granular you're getting, the more in your analysis, the better that you can do. So, there's opportunities like that. There's other kinds of companies that aren't even ones people are thinking about, that see themselves getting disrupted by Amazon. And what we're hearing is for all these kinds of companies, large hub, I'm dying about thinking of the possibilities of us with a large club membership kind of company. If they have 10 million people in their club and 1 million started shopping with us, that alone would double us, which I think I just gave away enough variables that you can solve the equation of how much of exactly what Club O does for us. So, the possibilities are overwhelming and this summer, it's become apparent. I think a lot of people have had the same idea at the same time. A different direction we could go and I'm being very honest with you, folks, I don't know which of these directions I'm going to go. I'm used to a lot of Monday morning quarterback. I'd love to hear from people who want to tell me what they really think is the right solution. Here is a different alternative: Recapitalize with a large partner who wants to think really big. We hear that there are some folks over in Asia that want to write some $1 billion checks, they're looking for someone who will think really big. And they're looking- and there's a number. There's a new fund with - I wouldn't even tell you. I mean, tens of billions, it has .And my understanding, and some of them have been here, is, to be frank, that they're looking for somebody to whom they will write a $1 billion or a multibillion check who can think really big, like take-on-Amazon big. We've shown the world what we can do with burning $160 million of your capital, there's a piece of me that would love to show the world what I could do with $1 billion, what we could do with $1 billion, that's a lively possibility. We could also capitalize up from Medici. I think Medici, we didn't even talk about today, the ICO, the terms of it have been put in this press release; this is such a moving target. Now we've learned today the fork that we just postponed everything for, the fork, I don't know if you folks know this, the fork just got canceled today. Did you hear this?

Saum Noursalehi Overstock.com, Inc. - President of Retail & Director

No.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Yes. So we just postponed everything, and now the fork's been canceled today. So between regulators and things like that, it's kind of hard to say exactly what you'll be doing in 2 weeks. But anyway, Medici we think has phenomenal, frankly just ridiculous value and it will be possible at some point to monetize up from assets like tZERO.

So with all that said, I've been hinting at this for 18 months and more or less told you a month ago that it's time to tell you, or I mean, a quarter ago, we've engaged Guggenheim Partners, a wonderful fellow there, Andy Taussig. Ken Langone introduced me to Andy, Ken's used them for a couple of decades and I've grown fond of Andy and he's now been officially engaged and on this project, and that's that. So, we need some help, both working, thinking through these alternatives and executing on them, on our decision.

So, with that, as a fulsome explanation for the 936 people on, gosh, we've never had a call with that kind of attendance. It's time to go to questions. And we're going to stay and take, I know we've already gone over an hour and 10 minutes. I'll stay on until we get through all the questions we have really.

QUESTIONS AND ANSWERS

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

The first question, will the ICO of tZERO dilute ownership of the company or will the coins just be used to transact on the exchange?

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

The coins, as the terms that are described in the press release that went out, they will be security tokens. Think of them as utility tokens, but these are going to have a novel feature, utility tokens that have a cut of the top line revenue of tZERO, so that is what makes them a security. So, they'll be utility tokens but that have an interest in the revenue, not the profit, but the revenue of tZERO.

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

All right. Any thoughts of having tZERO partner with an existing exchange, NASDAQ, et cetera?

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

That's one strategy, love to. There's also exchanges. Yes, we could partner with an existing exchange. I'd love to. We're ready to do that. Tell them to call collect.

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

All right. How much of a lead does tZERO have to the likes of Goldman or R3?

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Well, frankly, R3 has already distanced themselves. They've gone from being a blockchain company to being a "blockchain-inspired" company. So, I even heard more recently, like a couple of days ago, that they've distanced themselves from that, so I don't know about them. Goldman is a black box. Goldman is behind, but they want to catch up, they don't want to lose what they have. I can tell you a funny story. If you go on YouTube, you look for my name and the word Amsterdam, and you'll see a speech I gave 3 or 4 years ago, the keynote of the world's first global conference on Bitcoin. I got up and I talked philosophy for an hour, but I also talked about applications of blockchain. I said, "The main event at Bitcoin isn't Bitcoin, folks, it's this thing called blockchain and we're going to be able to this and that, and the other thing." Goldman Sachs was there. I remember I met the fellow, that was, say, 9:00 a.m. in Holland and at 4:55 p.m. on the East Coast, United States that day they filed, like, 4 patents for the things I'd been talking about up on stage. So, they must have just telephoned it back, had some lawyers work on it. Anyway, Goldman, we don't see them, I mean, it's a black box. We don't see them, they're on the industry trying to learn, but they haven't yet really revealed anything of what they have to the marketplace. So that's what I have to say about them. I feel like even if they do this time, it will be a fair fight, this time, it will be a fair fight. Remember, there's an old Irish, what do they call, Irish Alzheimer's; it's when you forget everything but your grudges.

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

All right. Will Overstock.com apply blockchain technology to its delivery logistics network?

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

That's something, great question. Where are you on that? One of the opportunities that we lose, for example, one of the things that say, looking at those options, one of the options is splitting off that top layer, the commerce layer, selling just that to the brick and mortar and creating lots and lots of capital to pursue all the blockchain stuff. You give up one possible synergy. Overstock is a wonderful test bed for developing blockchain supply chain technologies. There are a couple of companies in that field we're talking about investing in. I would love to invest in them and have them, if we don't just do it internally, invest in them but be a platform for them, as we've been for so many other companies, frankly. It would make you sick if you knew how many companies we've been a platform for, then they go on to get sold for $1 billion. Anyway, now we know better. We'd like a piece of them, but I'd love to have the Overstock logistics. I mean, it would be such extraordinary value to be able to scale up, if someone were building a blockchain supply chain and logistics company, to be able to do it on our platform.

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

How many dollars has Medici deployed into blockchain investments?

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Rob, why don't you take that?

Robert P. Hughes Overstock.com, Inc. - Senior VP of Finance & Risk Management

I'm going to have to defer to our 10-Q largely on that. So, I think you'll find the 9 companies that Medici has invested in described there. In our 10-Q starting with the largest, of course, with tZERO, which was around $28 million, as I recall.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

And $10 million is stock, right? No, it's $28 million -- okay.

Robert P. Hughes Overstock.com, Inc. - Senior VP of Finance & Risk Management

A combination of stock and cash, nearly $30 million in total. Then the others are much smaller, but they vary from as little as several hundred thousand dollars to $5 million or $6 million.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

But we've also had to sustain losses, fund the losses, capitalize the losses. I would say we're probably getting, I'm sorry, I've not looked at it of late, but if I said $50 million-ish, would you feel that sounded about right, Rob, include the losses?

Robert P. Hughes Overstock.com, Inc. - Senior VP of Finance & Risk Management

Yes.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Sorry. I don't have the exact number. Well, go ahead.

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

Will the tZERO ICO be used for any of Medici's expenses? Or are they solely used by tZERO?

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Great question. So also, somebody asked what percent of Medici do we own? We own 100% of Medici. Will the tZERO proceeds be used for Medici's expenses? Well, no, the tZERO proceeds, I anticipate keeping the bulk or all of them within tZERO. We do have a note from tZERO to Medici for how many millions, Rob?

Robert P. Hughes Overstock.com, Inc. - Senior VP of Finance & Risk Management

There's 2 notes, 1 from the original acquisition and 1 for their operating cost, which $46-or-so million probably in total there.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Well, by the way, if that's $46 million in total, then the total capital committed has to be closer to $60-ish million and everything we've invested in than $50 million.

Robert P. Hughes Overstock.com, Inc. - Senior VP of Finance & Risk Management

Oh, yes, correct, sorry. On top of tZERO with the other one.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Yes. So, we've invested about $60 million of capital when you include the losses we have absorbed as we've spun some things up. Do you feel that's answered?

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

Yes.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Okay.

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

Can we expect...

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Oh, no, actually, I want to mention so we do have that note. We could conceivably, dividend, I mean, dividend up enough to pay off the note. I wouldn't anticipate dividending anything more than that. It is nice, we own 81%. Actually, it wouldn't be a dividend if we just paid off the note. It would just be paying off the note, because we own 81%, we actually can pay dividends from tZERO to Medici without paying taxes, intercompany tax exclusion. However, my guess is that 81% is going to drop beneath 80% as a function of the ICO we go through depending on, assuming that they get their security ICO; so we'll drop beneath 81%. Anyway, but no, we do not anticipate the capital that comes into tZERO is there, in my view, to build tZERO, which means there's actually a couple of nice acquisitions we have our eyes on and to build out the ecosystem. I know I said, there was an unfortunate article, frankly, where I thought that I was speaking under embargo to a journalist and I was having a social conversation at the end of an interview about something else, and there was some confusion between us, no slagging on him, there was some confusion between us, and he understood the embargoed part to be the thing he could write a story on. So, a bunch of that stuff got out that was, to me, a social conversation. I said we might raise $200 million to $500 million. I don't think the $500 million, the upper end of that, is likely now especially because the ICO market is starting to get a little hottie and we don't need anything like that. We don't need anything like that to accomplish all of our dreams in tZERO. I'd say, someday when it's a nice established company, you could see us moving capital out of it, I think it's at least as equally likely that the way we draw capital out of tZERO, so to speak, is not to have it pay us dividends, although I would like that note paid off someday but not to have us pay dividends but as it gets bigger and is more established, we just start selling off 1% or 2% here or there, there will be other investors who will want some and we'll start selling small parts of our stake. I think I'm also learning that the market doesn't want to see Patrick Byrne own 81% of this, which is okay by me, okay by me and there'll be other investors come along that let us take our interest down, down to 50% or below even; and in that process, that's how we draw capital out of tZERO rather than direct payments with the exception of, yes, of course, I'd like the loan paid back when it's comfortable for them to do so.

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

Can we expect to see more cash flow from the OSTK parent next year presumably with less expenses related to Medici and tZERO?

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Well, yes, you will certainly see, yes, you will certainly not see the cash drain that Medici, tZERO have been this year. You may see cash come back the other direction and you may, yes, I expect our just straightforward operating results to be better next year. I mean, I'm so jonesed for those reasons I showed you a few slides back of sort of the 4 possible outcomes, although that's setting aside the possibility of if we do something strategic, then this whole cash flow picture gets (inaudible).

Saum Noursalehi Overstock.com, Inc. - President of Retail & Director

Yes. And in addition to that, we've been in this position before with Google organic search several times. We always dig out of it, and we're going to figure it out again. It might take another quarter or so, but we'll get out of it.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

And like we say, the mother of all of the site improvements that I think will make the Google spiders, Google bots happy is coming toward the end of the year.

Saum Noursalehi Overstock.com, Inc. - President of Retail & Director

Yes.

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

This person is asking, "I think OSTK e-commerce is being unfairly valued by the market due to low EBITDA and cash flows. Can we expect to see that improve in the future?" So very similar question.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Similar question, similar answer, same answer. It's kind of yes, yes.

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

Great. Will the majority of ICO proceeds be held in cryptocurrencies or converted into fiat U.S. dollars?

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Well, I suppose I will defer to our CFO, who will have an opinion on that or Anthony, would you like to?

Robert P. Hughes Overstock.com, Inc. - Senior VP of Finance & Risk Management

I thought I read, Patrick, that under the terms of the offering that it was all going to come in U.S. dollars, but I'm not deeply involved in that.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

I believe that's not the case. I believe you can pay in U.S. dollars or Bitcoin or Ethereum. That's what it was at one stage. But look, I'd have to visit the terms again. Literally, folks, we're doing so much deal-making right now on so many different fronts that just the amount of lawyering we can put in, in a week, like that's the pipe, that's the constraint. We've got lawyers staying up all night, night after night, working on different things. So, various aspects of what you saw today in our release were determined 11 minutes before we got on we sent the release out, or finalized, I should say.

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

A couple of retail questions. What is the time for additional international expansions? And what are the plans there?

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Excited about international. A guy named Ali El-Husseini is running this, Vice President. It's growing about 40%, I think it's 32% year-to-date and 40% now. We're about to hit Wayfair, they were talking all about Europe and stuff but actually, their big success has been in Canada. We are very close, is it days or weeks before we're hitting, there's sort of a big...

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

So we're making several big enhancements to our experience into Canada. Canada is already growing very nicely, sort of north of 50% year-to-date and with these changes, we expect that to accelerate.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

We have a large digital marketing campaign about to snap out all over Canada using all the sophistication we brought to what we have in the U.S. So we actually know Wayfair is always talking about what they're doing in Europe, but it's a big misdirection. Canada is where their big source is.

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

So 2 questions about mobile, comments on mobile conversions, and more specifically, how has your new AR functionality improved your results?

Saum Noursalehi Overstock.com, Inc. - President of Retail & Director

I can take that, Patrick.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Please do.

Saum Noursalehi Overstock.com, Inc. - President of Retail & Director

So we've invested heavily in mobile the last year particularly on the experience and page speed. We've tied in to the same recommendation engines that the desktop site uses, but we're seeing massive conversion lift year-over-year in mobile. Desktop conversion is up as well, but mobile is on another level.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Yes. Saum is so modest here and here's a good way you can check some of what you've heard tonight. If you have an iPhone, you don't even have to need the new iPhone just download the system, the updated system so you're on system 11. If you're on 11, you can download our Overstock retail app and you can see our augmented reality and check it against the other guys. It's a really good illustration of how good our tech is, it's unbelievable, just been live a couple of weeks. It's the first one, again, on Apple iPhone to use this, I don't know, I forgot the first involved, that's all the first. But here, I've been bragging about our technology in this company and bragging about Saum and Seth and what they do. Here's a quick way you can check right now at your desk. Pull out an iPhone, update the system and get on our retail app and start using our augmented reality. It makes everything else in the market look clugy and cartoonish. Saum, why don't you...

Saum Noursalehi Overstock.com, Inc. - President of Retail & Director

Yes, on AR, we're investing a lot there. We think we have the best experience out there. In particular, the models that we have, the 3D models that we use, we have really strict quality checks. So, we think the experience and the lighting that you see, the textures that you see are on another level. AR, in general, I see as a game changer particularly in the home furnishing space, where you really need to see these bulkier items in your home and the dimensions and how they fit with the styles in your home.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

So to those who thought that much of my verbiage tonight was a bunch of self-congratulatory nonsense, just check it out. Just download our app and see what we've gone live with. It's like no one else in the market. I mean, there is another, the other guy has introduced something. Just compare the 2.

Saum Noursalehi Overstock.com, Inc. - President of Retail & Director

3D cartoons versus...

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

That's okay.

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

So there was another question. Has the new iPhone had a positive impact on the results?

I can take that. Usually, model to model, we don't see material changes. There was a material stairstep when sort of the larger-format of phones came out. It just made the mobile world more shopable. But model to model, we don't see big differences.

Last quarter, tZERO generated modest revenue from its short-selling effort, and how did 3Q operating performance compare against 2Q and how should we think about it going forward?

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

It's well, how you're thinking about it going forward is it's gotten somewhat better, yes. It had a tougher start to the year. The reduction in everybody I see is down 27% or something in trading revenues, these big banks, well, SpeedRoute has that at the core of its business, but that's really a nonevent, it's come back, it's profitable, it's in the black, the SpeedRoute business. But really, the main event is this thing they've got cold fusion, these guys have invented cold fusion. If you want to talk about how it's, I think that you're going to see their revenues and value. I'll tell you the truth, I wouldn't sell tZERO today for $2 billion for what I think, I want to know what they have. I know what they have and what they're on the edge of.

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

All right.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

I'm not sure I would sell it for $10 billion. I think we've got, we're going after 75% of Goldman Sachs' revenue, and no one likes them.

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

So when considering Medici's other investments besides tZERO, I presume, which one have the most potential to generate future shareholder value?

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Besides tZERO? I would say Bitt.com and Bitt.com blockchain meets central banking. I mean, this thing has a global application, and what I think the first to market with the kind of wallet we're bringing to market, I just saw, I mean, it's all in testing. It's all done. It's all being tested for another 4 weeks, it's really slick. It's really better than anything I've seen in the market, that's a potential enormous business. We're working on another investment but basically I'll say this, I'm working on something else that's bigger than anything else; it's bigger than tZERO, it's bigger than Overstock retail; I'm working on the idea of my lifetime. I was actually hoping to be able to announce it today, and the fellow I want to announce it with is sitting in the next room. But, I'm hoping in a week or 2, you'll hear an announcement that will have global significance.

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

All right. Here's another one that just came through. Can you provide any detail on how many accredited investors have been verified prior to the ICO or on interest from recommitted capital?

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Well, we haven't even opened it up to any of that yet. That's what we were supposed to be announcing today, finalizing terms for a November 15 ICO. As I've explained in the letter, and I'm sorry I didn't have another slide or 2 to my deck to explain. There's a whole bunch of things going on, one of it's being this whole question of the fork, and the fork just got canceled in the afternoon, the fork, the fork, everything's been about this fork. So, there was all this uncertainty among the big ICO investors, and for that reason and the reason that we got in the middle of a lot of other negotiations on a lot of other fronts, including the stuff if you look at our press release today, you'll notice that we just sold warrants on 15% of the company today from 2 investors who look very high quality. I'm really looking forward to working with both of them and you can read about it yourself in the press release. So go ahead.

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

So there is actually a question specifically on that front.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Okay. Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

It says, "The warrants to Passport and Soros, they seem fairly cheap given the potential for positive news with the tZERO ICO. What's the thought behind why now and why those 2 investors?"

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

First of all, the pricing is Black Scholes if you make an assumption on our volatility of 25%, which seems appropriate, if you set aside their recent craziness; but they bring enormous value. I've gotten to know the fellow, John Burbank, at Passport, we haven't had any roots in, we haven't had any connections to the world of Silicon Valley or the world in New York. I'm looking forward to having them, we don't have any benchmark behind us, anything like that. It's going to be nice working with Passport. The Quantum fund, besides, of course, they bring access not only to large pools of capital, we don't need that, but there's a whole shift going on. I don't know how much is sort of filtered out to the world, but the world -- the capital market, as you know it, is facing an extinction event. It's all going to shift to ICOs. It's so much more efficient. This is a chance for these folks to have a pole position, to have part of a company with a pole position in this space. The good that Soros can do in his financial circles for tZERO is, just to me, pricing this at Black Scholes felt, and normally, I hate Black Scholes. Black Scholes thinks I work, I think Black Scholes works and holds maybe over a few hours maybe over 2 or 3 months, but I don't believe in it for the long term. Life has fat tails, as that old Roger Lowenstein book described. It doesn't work but anyway, this to me, this is getting them and having, I mean Soros is now well, I'm not going to speak for them. The press release speaks for itself, but people see the possibility of tZERO and having people in the financial circles opening up and embracing it and saying, "We've got 9 of these investments to worry about." I'd love having a connection with firms like that, who will take it and lead it to greatness.

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

There's a couple questions around guidance. We don't usually offer guidance.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Guidance at this point, we don't know. There's a lot happening right now. There's a lot happening in the next 8 weeks, 4 weeks I can't tell you what's going to happen tomorrow.

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

So after the ICO, how much equity will Overstock own in tZERO? What will be the financial interest to OSTK shareholders? Will there be a way to monetize that interest?

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Ownership will be after the ICO, I suspect it will drop from 81% to 60%, 70%, something like that, depends on pricing and such. But, to have 60% of a company, I think is worth $5 billion is fine by me, and there's different ways to monetize that without depleting it of capital. I think primarily, it's going to be the markets going, my understanding is the market is going to want to see us get down sort of to 50% or less. The process of going from 80% to 50%, we'll be able to monetize at different stages.

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

Is it best to buy OSTK or to buy into the ICO itself and how does the token's appreciation become part of Overstock's profits?

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

I can't tell you what's best to buy into. I'm not recommending or buy into anything related to us. I'm laying our cards on the table. I used to do this, and they would sometimes hurt me because people would find, we could say 5 great things, but the 1 bad thing, they'd raise a stink about. But we're laying all our cards on the table because I don't want there to be any tears. No matter what happens in the months ahead and whatever strategic events happen and whichever direction that I've kind of sketched out, I don't want anyone to say, "Oh, if I'd known that might be what you do," I've laid my cards on the table, there's only one card I'm holding, there's one decision-making thing that I'm holding back that would affect my decision. You folks know now at a comprehensive level, kind of know everything we know about these different possibilities. So whatever happens and whatever we do, no one has the right to have any tears.

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

Another one. Do you think the warrants will complicate strategic alternatives being considered at all?

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

No, I don't. It brings so much value and there's other aspects to this I can't disclose now. I think it brings a heck of a lot of value. But we did consider that possibility; On the other hand, what does it mean to the world, to our value, that George Soros has just bought option on 10%? And obviously, I doubt it has much to do with like the fact that we sell shoes online. People can sort of guess with that, what Quantum, who knows? But basically, tZERO has gotten us a lot of attention. tZERO, by the way, is run by a wonderful fellow, Joe Cammarata I've got to congratulate, real vision, real fintech entrepreneur all his life. I think this is going to be his big home run. He was the one who brought Passport and the Quantum fund and pointed out the advantages, the doors that opens for tZERO in terms of getting integrated and accepted and defended. The guidance as such is it's going to be super valuable.

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

Can you remind us of the time line for the tZERO ICO and the goal post management is setting?

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Well, things are so turbulent. We'd love to get a little bit of guidance from the SEC on some aspects of what we want to design, but we don't want that to be a gating item. There's also the question of this fork, which we just learned got canceled. But, what we're saying is now, November 30, I forgot whatever the words were in the press release, trust me, some lawyers carefully scrubbed that. So that is our level of expectation, but what we're thinking of is subject to what do they say in there? Security and regulation and this and that and...

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

California mileage may vary.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Where the sun rises, but we're expecting November 30 to be going forward.

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

Can you share some color on tZERO tokens revenue sharing feature? What percentage of the revenue is shared with token holders?

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Well, it depends on how many coins we sell and for how much, but we may do something like the coins may be set up so they are getting 10% of the revenue of tZERO, that's the number we're roughly using now. I don't know if we're using that because we really planned that but we're using 10% that we'd sell off 10% of the revenue stream. And it will be, the owners of the tokens will use them to pay fees on the tZERO exchange, and the more tokens you own, we believe there will be a significant bonus. You own x amount of tokens, then as you spend tokens, you're getting a bonus of 30%, 50%, something like that.

I said at the top of the call that there was a non-negligible chance this is the last conference call. Depending on what happens with those strategic alternatives, it's conceivable that we're not having another conference call. Or it would be a different kind of conference call. So you guys now know everything I know. We have a company stand-up I have to get out to. Happy holidays, everybody. It's been fun working for you one way or another. I suspect there'll be more calls in the future, but thanks for listening to this long explanation of where we are. I hope that you forgive that it was so long because we know a lot of you haven't looked at us in 10 years, if ever, and are trying to figure out what the heck is going on. It looks like a lot of confusion from the emails I get about all these different assets. We tried to construct this call to integrate it all into a picture of how it fits together. Thank you very much. Good day.

Seth A. Moore Overstock.com, Inc. - Chief of Staff to CEO

Thank you.

Operator

Ladies and gentlemen, thank you for your participation in today's conference.

Patrick M. Byrne Overstock.com, Inc. - Founder, CEO & Director

Okay.

Operator

This concludes the program. You may now disconnect. Everyone, have a great day.

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